Rule 424 (b) (3)
Registration No. 333-84192

PRICING SUPPLEMENT NO. 3262 DATED August 26, 2003
TO PROSPECTUS SUPPLEMENTAL DATED March 25, 2002
AND BASE PROSPECTUS DATED March 22, 2002

Issuer:	National Rural Utilities CFC
Principal Amount:	$700,000.00
Issue Price:	100.00% of Principal Amount
Original Issue Date:	08/29/2003
Maturity Date:	06/15/2004
Interest Rate:	1.67% per annum
Record Dates:	Each January 1 and July 1
Interest Payment Dates:	Each January 15 and July 15
Redeemable Date:	None
Agent's Commission:	None
Form of Note:
(Book-Entry or Certificated)	Certificated
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $20,435,508,000 and, to date, including this offering, an aggregate of $17,353,642,000 Series C have been issued.